Exhibit 10.38

“CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY

[***], HAS BEEN OMITTED BECAUSE TECTONIC THERAPEUTIC, INC. HAS DETERMINED

THE INFORMATION (I) IS NOT MATERIAL AND (II) IS THE TYPE THAT TECTONIC

THERAPEUTIC, INC. TREATS AS PRIVATE OR CONFIDENTIAL.”

MASTER CONTRACT SERVICES AGREEMENT

THIS MASTER CONTRACT SERVICES AGREEMENT (together with Appendix A and any Statement(s) of Work (as defined in Section I), the “Agreement”) is made on February 16,2022 (the “Effective Date”) by and between Tectonic Therapeutic, Inc., a Delaware corporation with an office at 490 Arsenal Way, Suite 210, Watertown, MA 02472 (“Tectonic”) ITR LABORATORIES CANADA INC., a Canadian established corporation with an office at 19601 Clark Graham Avenue, Baie D’Urfe, Quebec H9X 3T1 Canada (“Service Provider”).

1.

Agreement Structure. From time to time. Tectonic may want Service Provider to provide certain services (other than services that are required to comply with good manufacturing practices, and clinical development-related services) (“Services”). This Agreement contains general terms and conditions under which Tectonic would engage Service Provider and under which Service Provider would provide Services. Tectonic and Service Provider must complete and execute a work order, project order or statement of work referencing this Agreement (each, a “Statement of Work”) before any Services are provided. Each Statement of Work will include, at a minimum, the information relating to the specific Services outlined in the sample Statement of Work attached as Appendix A. Neither Tectonic nor Service Provider is obligated to execute any Statement of Work. Once executed, each Statement of Work becomes part of this Agreement, although the terms in a Statement of Work will apply only to Services described in that Statement of Work. A Statement of Work may not change any term in this Agreement.

2.	About Services.

2.1

Provision of Services. Service Provider agrees to provide all Services identified in any Statement of Work: (a) within the time period specified in the relevant Statement of Work; and (b) in accordance with the highest prevailing industry standards and practices for the performance of similar services. For each Statement of Work, Service Provider will designate a “Project Leader” who will be available for frequent communications with Tectonic regarding Services provided under that Statement of Work, as well as contacts for administrative and payment matters for those Services. Tectonic will designate a “Tectonic Representative” who will be the point of contact for the Project Leader.

2.2

Change Orders. If either party identifies a need to modify a Statement of Work, the identifying party will notify the other party in writing as soon as reasonably possible. Service Provider will use reasonable efforts to provide to Tectonic within [***] after receiving or providing the notice described above a written change order containing a description of the required modifications and their effect on the scope, fees and timelines specified in the Statement of Work (each, a “Change Order”). No Change Order will be effective unless and until it has been signed by an authorized representative of each party. If Tectonic does not approve a Change Order and has not terminated the Statement of Work, but still desires that the Statement of Work be modified, then the parties will use reasonable good faith efforts to agree on a Change Order that is mutually acceptable. Service Provider will continue to work under the existing Statement of Work during any such negotiations, to the extent such efforts are practicable and would facilitate the completion of the work envisioned in the Statement of Work, but will not commence work in accordance with the Change Order until it is authorized in writing by Tectonic.

2.3	Subcontracting.

(a)

With Tectonic’s prior written consent. Service Provider is permitted to subcontract the performance of specific obligations of Service Provider under this Agreement or any Statement of Work to an Affiliate (as defined in Section 2.3(b)) of Service Provider or to a qualified non-Affiliate third party including consultants; provided, that:

(i)	such Affiliate or third party performs those obligations in a manner consistent with the terms and conditions of this Agreement; and

(ii)	Service Provider remains liable for the performance of such obligations by such Affiliate or third party.

(b)

“Affiliate” means, with respect to either Tectonic or Service Provider, any corporation, company, partnership, joint venture and/or firm which controls, is controlled by or is under common control with Tectonic or Service Provider, as applicable. As used in this Section 2.3(b), “control” means (i) in the case of corporate entities, direct or indirect ownership of more than fifty percent (50%) of the stock or shares having the right to vote for the election of directors (or such lesser percentage that is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction); and (ii) in the case of non-corporate entities, the direct or indirect power to manage, direct or cause the direction of the management and policies of the non-corporate entity or the power to elect more than fifty percent (50%) of the members of the governing body of such noncorporate entity.

2.4

Regulatory Contacts. Tectonic will be solely responsible for all contacts and communications (including submissions of information) with any regulatory authorities with respect to matters relating to Services. Unless required by applicable law. Service Provider will have no contact or communication with any regulatory authority regarding Services without the prior written consent of Tectonic, [***]. Service Provider will notify Tectonic promptly, and in no event later than [***], after Service Provider receives any contact or communication from any regulatory authority relating in any way to Services and will provide Tectonic with a summary of such contact and copies of any such communication within [***] after Service Provider’s receipt of such contact or communication. Unless prohibited by applicable law, Service Provider will consult with Tectonic regarding the response to any inquiry or observation from any regulatory authority relating in any way to Services and will allow Tectonic at its discretion to control and/or participate in any further contacts or communications relating to Services. Service Provider will comply with all reasonable requests and comments by Tectonic with respect to all contacts and communications with any regulatory authority relating in any way to Services.

2.5

Audits. Service Provider will allow (a) representatives of regulatory agencies, and (b) with advance notice and during normal business hours. Tectonic employees and representatives, to review Service Provider’s standard operating procedures and Records (as defined in Section 5.4) [***] to inspect the facilities used to render the Services, and to observe performance of the Services under the applicable Statement of Work, and to monitor Service Provider’s compliance with the terms of this Agreement. In addition, the Project Leader and Tectonic Representative and their designees will participate in meetings to review performance of the Services and to coordinate such Services as necessary. Service Provider will supply to Tectonic copies of all standard operating procedures relevant to the Services upon request.

2.6

Data Verification. Unless otherwise provided in the applicable Statement of Work, a copy of all raw data, databases and analytical reports of the data resulting from the Services will be provided to Tectonic in a format mutually agreed upon by Tectonic and Service Provider. Service Provider will verify the accuracy of the data contained in all databases and/or reports provided by it against the raw data. As per Tectonic’s requirements, Service Provider will ensure that the database format is compatible with relevant existing databases of Tectonic.

3.	Representations and Warranties of Service Provider. Service Provider represents and warrants as follows:

3.1	Organization of Service Provider. Service Provider is and will remain a corporation or company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

3.2

Enforceability of this Agreement. The execution and delivery of this Agreement by Service Provider has been authorized by all requisite corporate or company action. This Agreement is and will remain a valid and binding obligation of Service Provider, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors.

3.3

Absence of other Contractual Restrictions. Service Provider is under no contractual or other obligation or restriction that is inconsistent with Service Provider’s execution or performance of this Agreement. Service Provider will not enter into any agreement, either written or oral, that would conflict with Service Provider’s responsibilities under this Agreement.

3.4

Qualifications of Service Provider Personnel. Service Provider has engaged, will engage and will cause its Affiliates involved in rendering Services to engage, employees and permitted subcontractors including consultants (collectively, “Service Provider Personnel”) with the proper skill, training, availability and experience to provide Services. Before providing Services, all Service Provider Personnel must be subject to binding written agreements with Service Provider under which they (a) have confidentiality obligations with regard to Tectonic’s Confidential Information (as defined in Section 6) that are consistent with the terms of this Agreement; and (b) assign and effectively vest in Service Provider any and all rights that such personnel might have in the results of their work without any obligation of Tectonic to pay any royalties or other consideration to such Service Provider Personnel.

3.5

Compliance. Service Provider will perform all Services with requisite care, skill and diligence, in accordance with all applicable laws, rules, regulations, orders and industry standards. Without limiting Service Provider’s obligation to comply with all applicable laws and regulations in providing Services, Service Provider agrees to comply with the United States Foreign Corrupt Practices Act, as amended from time to time, and the OECD

Anti-Bribery Convention with regard to Services including not offering or giving anything of value to a foreign public official in connection with the performance of the official’s duties or inducing an official to use their position to influence any acts or decisions of any foreign, state or public international organization. If specified in a Statement of Work, Services will be rendered in accordance with applicable Good Laboratory Practices (GLP). If Services under a Statement of Work involve animal research, no animals used by Service Provider in any tests will be used for food purposes and all animals will be disposed of in accordance with applicable laws and regulations. In addition, Service Provider will comply with all Tectonic policies and procedures that have been communicated to Service Provider regarding access to and permitted conduct at Tectonic’s or its Affiliate’s premises.

3.6	Conflicts with Rights of Third Panics. The conduct and provision of Services will not violate any patent, trade secret or other proprietary or intellectual property right of any third party.

3.7

Absence of Debarment. Service Provider, its Affiliates, Service Provider Personnel and each of their respective officers and directors, as applicable: (a) have not been debarred and are not subject to a pending debarment, and will not use in any capacity in connection with Services any person who has been debarred or is subject to a pending debarment, pursuant to Section 306 of the United States Food, Drug and Cosmetic Act, 21 U.S.C. § 335a; (b) are not ineligible to participate in any federal and/or state healthcare programs or federal procurement or non-procurement programs (as that term is defined in 42 U.S.C. § I320a-7b(0); (c) are not disqualified by any government or regulatory authorities from performing specific services, and are not subject to a pending disqualification proceeding; and (d) have not been convicted of a criminal offense related to the provision of healthcare items or services and are not subject to any such pending action. Service Provider will notify Tectonic immediately if Service Provider, its Affiliates, any Service Provider Personnel, or any of their respective officers or directors, as applicable, is subject to the foregoing, or if any action, suit, claim, investigation, or proceeding relating to the foregoing is pending, or to the best of Service Provider’s knowledge, is threatened.

4.

Compensation. As full consideration for Services, Tectonic will pay Service Provider the amounts set forth in the applicable Statement of Work in accordance with the payment schedule set forth in such Statement of Work. Tectonic will have no obligation to pay for any Services (including expenses) that are not set forth in a signed Statement of Work, as amended by any Change Order that is signed or approved (as set forth in Section 2.2). Service Provider will invoice Tectonic for all amounts due in United States Dollars. All undisputed payments will be made by Tectonic within [***] after its receipt of an invoice and reasonable supporting documentation for such invoice.

5.	Proprietary Rights.

5.1

Materials. All documentation, information, and biological, chemical or other materials controlled by Tectonic and furnished to Service Provider by or on behalf of Tectonic (collectively, with all associated intellectual property rights, the “Materials”) will remain the exclusive property of Tectonic. Service Provider will use Materials only as necessary to perform Services. Service Provider will not analyze Materials except as necessary to perform Services and will not transfer or make the Materials available to third parties without the prior written consent of Tectonic.

5.2	Deliverables.

(a)

Ownership. Tectonic will own all rights throughout the world to all inventions, discoveries, improvements, ideas, processes, formulations, products, computer programs, works of authorship, databases, trade secrets, know-how, information, data, documentation, reports, research, creations and all other products and/or materials arising from or made in the performance of Services (whether or not patentable or subject to copyright or trade secret protection) (collectively, with all associated intellectual property rights, the “Deliverables”). Service Provider will assign and does assign to Tectonic all right, title and interest in and to all Deliverables and will promptly disclose to Tectonic all Deliverables. For purposes of the copyright laws of the United States, Deliverables constitute “works made for hire”, except to the extent such Deliverables cannot by law be “works made for hire”.

(b)

Cooperation. During and after the term, Service Provider will, and will cause its Affiliates and Service Provider Personnel to, (i) cooperate fully in obtaining patent and other proprietary protection for any patentable or protectable Deliverables, all in the name of Tectonic and at Tectonic’s cost and expense; and (ii) execute and deliver all requested applications, assignments and other documents, and take such other measures as Tectonic reasonably requests, in order to perfect and enforce Tectonic’s rights in the Deliverables. Service Provider appoints Tectonic its attorney to execute and deliver any such documents on behalf of Service Provider, its Affiliates, and Service Provider Personnel in the event Service Provider, its Affiliates, or Service Provider Personnel fail to do so.

(c)

Service Provider Property. Notwithstanding the foregoing. Service Provider will retain full ownership rights in and to all templates, programs, methodologies, processes, technologies and other materials developed or licensed by Service Provider and its Affiliates prior to or apart from performing its obligations under this Agreement (collectively, with all associated intellectual property rights, the “Service Provider Property”), regardless of whether such Service Provider Property is used in connection with Service Provider’s performance of its obligations under this Agreement. Service Provider will grant and does grant to Tectonic and its Affiliates a perpetual, non-exclusive, fully paid-up worldwide, sublicensable license to use Service Provider Property as required for Tectonic and its Affiliates to use the Deliverables.

5.3

Work at Third Party Facilities. Service Provider agrees not to accept or use any funds, space, personnel, facilities, equipment or other resources of a third party in performing Services or take any other action that could result in a third party owning or having a right in any Deliverables.

5.4

Records; Records Storage. Service Provider will maintain all materials, data and documentation obtained or generated by Service Provider in the course of preparing for and providing Services, including computerized records and files (collectively, the “Records”) in a secure area reasonably protected from fire, theft and destruction. All Records, other than financial records of Service Provider, will be the property of Tectonic. Service Provider will not transfer, deliver or otherwise provide any Records to any party other than Tectonic or its Affiliates, without the prior written approval of Tectonic.

5.5

Record Retention. All Records will be retained by Service Provider for a minimum period of [***] following completion of the applicable Statement of Work, or longer if required by applicable law or regulation; provided that, to the extent Records include Personal Data (sec Section 7.2), such Personal Data will be retained in accordance with the requirements of Section 7.2. Service Provider will, at the direction and written request of Tectonic, promptly deliver Records to Tectonic or its designee, or dispose of the Records, unless the Records are required to be retained by Service Provider by applicable law or regulation or for insurance purposes. In no event will Service Provider dispose of any Records without first giving Tectonic [***] prior written notice of its intent to do so.

6.	Confidentiality.

6.1

Definition. “Confidential Information” means any and all non-public scientific, technical, financial, regulatory or business information, or data in whatever form (written, oral or visual) that (a) is furnished or made available by or on behalf of one party (the “Discloser”) to the other (the “Recipient”) or developed by Service Provider in connection with Services; and (b) if Service Provider is the Discloser, such information (i) if in tangible form, is labeled in writing as proprietary or confidential; or (ii) if in oral or visual form, is identified as proprietary or confidential at the time of disclosure or within [***] after such disclosure. Confidential Information of Tectonic includes (A) Materials, Deliverables and Records; (B) development and marketing plans, regulatory and business strategies, financial information, and forecasts of Tectonic; and (C) all information of third parties that Tectonic has an obligation to keep confidential, whether or not, in each case, such materials or information are marked or identified as confidential.

6.2

Obligations. During the term of this Agreement and for a period of [***] thereafter Recipient agrees to (a) hold in confidence all Discloser’s Confidential Information, and not disclose Discloser’s Confidential Information except as expressly provided in Section 6.3, without the prior written consent of Discloser; (b) use Discloser’s Confidential Information solely to carry out Recipient’s rights or obligations under this Agreement; (c) treat Discloser’s Confidential Information with the same degree of care Recipient uses to protect Recipient’s own confidential information but in no event with less than a reasonable degree of care; (d) reproduce Discloser’s Confidential Information solely to the extent necessary to carry out Recipient’s rights or obligations under this Agreement, with all such reproductions being considered Discloser’s Confidential Information; and (e) notify Discloser of any unauthorized access to or disclosure of, Discloser’s Confidential Information including any such Discloser Confidential Information described in Section 6.5, promptly upon becoming aware of such disclosure.

6.3

Permitted Disclosures. Recipient may provide Discloser’s Confidential Information to its Affiliates, and to its and their directors, employees, consultants, contractors and agents (but if Recipient is Service Provider, then solely to Service Provider Personnel who are in compliance with Section 3.4) on a need to know basis and solely as necessary to carry out Recipient’s rights or obligations under this Agreement; provided, that (a) Recipient remains liable for the compliance of such Affiliates, directors, employees, consultants, contractors and agents with the terms of this Agreement and (b) in the case of Service Provider, such disclosure is only to the extent necessary for Service Provider to carry out its obligations under this Agreement. Recipient may also disclose Discloser’s Confidential Information to third parties only to the extent such disclosure is required to (i) to comply with (A) applicable law, (B) regulation or (C) the rules of any stock exchange or listing entity; (ii) to defend or prosecute litigation; or (iii) by a governmental authority or by order of a court of competent jurisdiction; provided, that Recipient provides prior written notice of such disclosure to Discloser, takes all reasonable and lawful actions to avoid or minimize the degree of such disclosure, and cooperates reasonably with Discloser in any efforts to seek a protective order. Furthermore. Tectonic may disclose Confidential Information of Service Provider relating to Services to entities with whom Tectonic has (or may have) a strategic product marketing and/or development collaboration or to bona fide actual or prospective underwriters, investors, lenders or other financing sources or to potential acquirers of the business to which this Agreement relates, and who in each case have a specific need to know such Confidential Information and who are bound by a like obligation of confidentiality and restrictions on use.

6.4

Exceptions. Recipient’s obligations of non-disclosure and non-use under this Agreement will not apply to any portion of Discloser’s Confidential Information that Recipient can demonstrate, by competent proof:

(a)	is generally known to the public at the time of disclosure or becomes generally known through no wrongful act on the part of Recipient;

(b)	is in Recipient’s possession at the time of disclosure other than as a result of Recipient’s breach of any legal obligation;

(c)	becomes known to Recipient on a non-confidential basis through disclosure by sources other than Disclosure having the legal right to disclose such Confidential Information; or

(d)	is independently developed by Recipient without reference to or reliance upon Discloser’s Confidential Information.

6.5	Security of Electronic Tectonic Confidential Information.

(a)

Without limiting the generality of this Section 6, Service Provider will ensure that all Tectonic Confidential Information in electronic form that is received, accessed, processed, handled or stored by Service Provider or on behalf of Service Provider by Service Provider’s permitted subcontractors or agents:

(i)

is protected using policies, procedures and technologies that (A) are at least equal to then-current industry best practices for protection of similar information, and (B) prevent willful, accidental or unlawful (I) disruption of, (2) damage to, (3) interference with authorized access to or any other interference, (4) destruction, loss, alteration of, or (5) unauthorized disclosure, use of, or access to such Tectonic Confidential Information; and

(ii)	is backed up no less than daily. Backups will be retained for a [***] period or such longer period as is required for Service Provider to comply with its obligations under this Agreement.

(b)	Upon request by Tectonic, Service Provider will promptly provide to Tectonic a copy of all or a portion of the Tectonic Confidential Information covered by this Section 6.5.

7.	Personal Identifiable Information.

7.1

In General. Notwithstanding anything to the contrary in Section 6, (a) Service Provider will not disclose to any third party nor use any protected health information, personal data, or biological samples of subjects enrolled in clinical studies that are the subject of Services, or any other information that could be used to identify an individual (collectively, “Personal Identifiable Information”) except as expressly required in the applicable Statement of Work and as long as such disclosure and use is in compliance with applicable law; and (b) such restrictions on the disclosure and use of Personal Identifiable Information will remain in place for as long as such restrictions are required under applicable law. Tectonic’s use and disclosure of Personal Identifiable Information will be in accordance with applicable laws and regulations and the relevant consent documents.

7.2

EU Data Protection. Without limiting the generality of Section 7.1, to the extent Service Provider may, during or as a result of rendering Services under any Statement of Work, have access to European Union (EU)-originating Personal Data (as that term is defined in the General Data Protection Regulation (EU) 2016/679 (the “GDPR”)), the terms set forth in this Section 7.2 will apply. (For purposes of Section 5.5, Section 9.4(e) and this Section 7.2, capitalized terms not defined in such Sections refer to the definitions in the GDPR). Tectonic will serve as the Controller and Service Provider will serve as Tectonic’s Processor in respect of all Personal Data made available to and Processed by Service Provider in connection with the provision of the Services under this Agreement. Service Provider will provide Personal Data and Processing Services for those categories of Personal Data set out in the applicable Statement of Work and all other Personal Data made available to Service Provider under this Agreement. In connection with such Personal Data and Processing Services, Service Provider will:

(a)

Process Personal Data solely for the purposes of providing the Services and in accordance with Tectonic’s written instructions and not for any other purpose or in any other manner. If Service Provider is required to use the Personal Data for another purpose by EU or Member State law to which the Service Provider is subject, Service Provider will, unless prohibited by applicable law, promptly (and in no event more than [***] after receipt of such information) notify Tectonic in writing of that legal requirement before Processing such Personal Data;

(b)	ensure that all Service Provider Personnel that Process Personal Data are subject to confidentiality and non-use obligations expressly covering the Personal Data;

(c)	comply with the security requirements set out in this Agreement;

(d)	not disclose or transfer Personal Data to any third party without Tectonic’s prior written consent except where such disclosure or transfer is:

(i)

to a permitted subcontractor (A) which, prior to such disclosure, was (1) approved by Tectonic pursuant to and subject to Section 2.3, and (2) bound by a written agreement with Service Provider to obligations that are no less onerous than the obligations set out in this Section 7.2; (B) has been qualified by Service Provider to provide Processing Services in compliance with this Agreement and applicable law; and (C) whose provision of Processing Services will be periodically audited by Service Provider for continuing compliance with the obligations set out in this

Section 7.2. Under each Statement of Work, Service Provider will provide Tectonic with a written list of subcontractors providing Processing Services. Any additional or replacement subcontractors are subject to requirements of the foregoing (A), (B) and (C); and

(ii)

required by applicable EU or Member State law to which the Service Provider is subject, in which case Service Provider will, unless prohibited by applicable law, immediately (and no later than [***] after receipt of such information) notify Tectonic in writing of that legal requirement before complying with such requirement. To the extent permitted by applicable EU or Member State law, Service Provider will comply with the written directions of Tectonic, limit the nature and scope of the requested disclosure, and disclose the minimum Personal Data necessary;

(e)

provide all assistance to Tectonic necessary for Tectonic to meet its obligations as to the rights of Data Subjects, including the right of information, access, rectification, restriction, erasure, portability and opposition, and the right not to be subjected to automated decision-making;

(f)

provide assistance to Tectonic in the performance by Tectonic, where required, of a data protection impact assessment and in consulting with competent authorities; notify Tectonic in writing within [***] of receiving information about a Personal Data Breach and as part of such notification describe the nature of the incident and, where possible, the categories and approximate number of Data Subjects concerned and the categories and approximate number of Personal Data records concerned, and provide information regarding the possible effects of such Personal Data Breach upon Tectonic and the applicable Data Subjects. In no case will Service Provider delay notification because of insufficient information but instead, Service Provider will provide and supplement notifications as information becomes available;

(g)

in cooperation with Tectonic and with the written consent and approval of Tectonic, use diligent efforts to promptly investigate (i) any Personal Data Breach and take all necessary and appropriate corrective action (as approved by Tectonic in writing) to remediate such breach and prevent a recurrence of such breach; (ii)any request for information from or complaint by a data protection authority/Supervisory Authority in relation to Personal Data that Service Provider Processes for the purpose of providing the Services; and (iii) any request to Service Provider by a Data Subject to exercise rights such as to access, rectify, amend, correct, share, delete or cease Processing his or her Personal Data;

(h)

retain Personal Data for the longer of the time period necessary to perform the Processing Services or as required by applicable law. Unless otherwise required by EU or Member State law, upon expiration or termination of the applicable Statement of Work Service Provider will, consistent with Tectonic’s written instructions, return or safely destroy all Personal Data that Service Provider obtained in connection with performing the Services, including all originals and copies of such Personal Data in any medium, and any materials derived from or incorporating such Personal Data. Service Provider will promptly notify Tectonic in writing once all such information has been returned or destroyed (as applicable in accordance with Tectonic’s written instructions). Where continued storage is required by EU or Member State law. Service Provider will inform Tectonic of those requirements. The provisions of this Section 7.2 will continue to apply to Personal Data that Service Provider continues to store, and Service Provider will only Process such Personal Data to meet its legal obligations;

(i)	allow Tectonic or its designee to audit compliance with this Section 7.2 in accordance with Section 2.5;

(j)	immediately inform Tectonic if, in the reasonable judgment of Service Provider, a written instruction of Tectonic regarding Processing Personal Data is in violation of applicable data protection laws;

(k)	Process Personal Data only at the locations/territories set out in the applicable Statement of Work and not change such locations/territories without Tectonic’s express prior written consent; and

(l)	ensure that transfers of Personal Data outside of the European Economic Area are made only pursuant to a framework deemed adequate and approved by the European Commission.

8.	Indemnification; Insurance; Remedies.

8.1

Indemnification by Service Provider. Service Provider will indemnify, defend and hold harmless Tectonic, its Affiliates, and its and their respective officers, directors, employees and agents (collectively, the “Tectonic Indemnitees”) against any third party claims, including reasonable attorneys’ fees for defending those claims, to the extent such claims arise out of or relate to (a) the performance of Services by any Service Provider Indemnitee (as defined in Section 8.2) or any injury or harm to Service Provider Personnel alleged by such Service Provider Personnel to have occurred on Tectonic’s or its Affiliates’ premises during the course of performance of Services (except to the extent such claims result from Tectonic’s breach of this Agreement or a Tectonic Indemnitee’s negligence or willful misconduct); (b) any Service Provider Indemnitee’s negligence or willful misconduct in performing obligations under this Agreement; or (c) Service Provider’s breach of this Agreement.

8.2

Indemnification by Tectonic. Tectonic will indemnify, defend and hold harmless Service Provider, its Affiliates, and its and their respective officers, directors, employees and agents (collectively, the “Service Provider Indemnitees”) against any third party claims, including reasonable attorneys’ fees for defending those claims, to the extent such claims arise out of or relate to (a) the use of the Deliverables by Tectonic or its Affiliates (except to the extent such claims result from Service Provider’s breach of this Agreement or a Service Provider Indemnitee’s negligence or willful misconduct); (b) any Tectonic Indemnitee’s negligence or willful misconduct in performing obligations under this Agreement; or (c) Tectonic’s breach of this Agreement.

8.3

Indemnification Procedures. Each party must notify the other party within [***] after receipt of any claims made for which the other party might be liable under Section 8.1 or 8.2, as applicable. The indemnifying party will have the sole right to defend, negotiate, and settle such claims. The indemnified party will be entitled to participate in the defense of such matter and to employ counsel at its expense to assist in such defense; provided, however, that the indemnifying party will have final decision-making authority regarding all aspects of the defense of the claim. The indemnified party will provide the indemnifying party with such information and assistance as the indemnifying party may reasonably request, at the expense of the indemnifying party. Neither party will be responsible nor bound by any settlement of any claim or suit made without its prior written consent; provided, however, that the indemnified party will not unreasonably withhold or delay such consent.

8.4

Insurance. Service Provider will carry, with financially sound and reputable insurers, insurance coverage (including worker’s compensation at or above the applicable statutory limits, comprehensive liability coverage with contractual liability, and professional liability/errors and omissions coverage) with respect to the conduct of its business against loss from such risks and in such amounts as is customary for well-insured companies engaged in similar businesses and sufficient to support its obligations under this Agreement. Upon the request of Tectonic, Service Provider will provide Tectonic with a Certificate of Insurance evidencing such coverage, and providing that [***] advance written notice will be given to Tectonic of any material change or cancellation in coverage or limits.

8.5

Remedies. In the event that any Services do not meet the specifications or other performance criteria agreed to by Service Provider and Tectonic in writing, then Service Provider will, at Tectonic’s option, promptly (a) re-perform such Services at Service Provider’s cost; or (b) refund to Tectonic all amounts paid by Tectonic to Service Provider in connection with such Services. Further, Service Provider agrees that (i) Tectonic may be irreparably injured by a breach of this Agreement; (ii) money damages would not be an adequate remedy for any such breach; and (iii) Tectonic will be entitled to seek equitable relief, including injunctive relief and specific performance, without having to post a bond, as a remedy for any such breach. The provisions of this Section 8.5 are not exclusive, and Tectonic may seek any other right or remedy that it may have under this Agreement or otherwise.

9.	Expiration; Termination.

9.1

Expiration. This Agreement will expire on the later of (a) two (2) years from the Effective Date or (b) the completion of all Services under all Statement(s) of Work executed by the parties prior to the second anniversary of the Effective Date. This Agreement may be extended by mutual agreement of the parties or earlier terminated in accordance with Section 9.2 or 9.3.

9.2

Termination by Tectonic. In the event of a breach of this Agreement by Service Provider which cannot be cured (e.g., breach of confidentiality obligations under Section 6), Tectonic may terminate this Agreement or any Statement of Work with immediate effect, at any time upon written notice to Service Provider. Further, Tectonic may terminate this Agreement or a Statement of Work at any time upon thirty (30) days’ prior written notice to Service Provider.

9.3

Termination by Service Provider. Service Provider may terminate this Agreement or any Statement of Work if Tectonic fails to cure a material breach of this Agreement or of a Statement of Work within thirty (30) days after receiving written notice from Service Provider of such breach.

9.4

Effect of Termination or Expiration. Upon termination or expiration of this Agreement, neither Service Provider nor Tectonic will have any further obligations under this Agreement, or in the case of termination or expiration of a Statement of Work, under that Statement of Work, except that:

(a)

Service Provider will terminate all affected Services in progress in an orderly manner as soon as practical and in accordance with a schedule agreed to by Tectonic and, if requested, will work with Tectonic to transition the relevant Services to Tectonic or its designee, unless Tectonic specifies in the notice of termination that Services in progress should be completed;

(b)

Service Provider will deliver to Tectonic all Deliverables developed through termination or expiration and will deliver to Tectonic, or at Tectonic’s option, dispose of, any Materials in its possession or control;

(c)

Tectonic will pay Service Provider any monies due and owing Service Provider, up to the time of termination or expiration, for Services properly performed and all authorized expenses actually incurred (as specified in the applicable Statement of Work);

(d)	Service Provider will promptly refund any monies paid in advance by Tectonic for Services not rendered;

(e)

except where continued storage is required by EU or Member State (see Section 7.2) law, Service Provider will, consistent with Tectonic’s written instructions, return or safely destroy all Personal Data (see Section 7.2) that Service Provider obtained in connection with performing the Services, including all originals and copies of such Personal Data in any medium, and any materials derived from or incorporating such Personal Data. Service Provider will promptly notify Tectonic in writing once all such information has been returned or destroyed (as applicable in accordance with Tectonic’s written instructions);

(f)

each Recipient will promptly return to the Discloser all of Discloser’s Confidential Information (including all copies) provided to Recipient under this Agreement or under any Statement of Work which has been terminated or has expired, except for one (1) copy which Recipient may retain solely to monitor Recipient’s surviving obligations of confidentiality and non-use, and in the case of Tectonic, to exercise all surviving rights of Tectonic under this Agreement; and

(g)	the terms and conditions under Sections 2.3(a)(ii). 2.4, 2.5, 2.6, 3, 5, 6, 7, 8, 9.4 and 10 will survive any such termination or expiration.

10.	Miscellaneous.

10.1

Independent Contractor. Service Provider is an independent contractor and not an agent or employee of Tectonic. Service Provider will not in any way represent itself to be an agent, employee, partner or joint venturer of or with Tectonic, and Service Provider has no authority to obligate or bind Tectonic by contract or otherwise. Service Provider has full power and authority to determine the means, manner and method of performance of Services. Service Provider is responsible for, and will withhold and/or pay, any and all applicable federal, state or local taxes, payroll taxes, workers’ compensation contributions, unemployment insurance contributions, or other payroll deductions from the compensation of Service Provider’s employees and other Service Provider Personnel and no such employees or other Service Provider Personnel will be entitled to any benefits applicable to or available to employees of Tectonic. Service Provider understands and agrees that it is solely responsible for such matters and that it will indemnify Tectonic and hold Tectonic harmless from all claims and demands in connection with such matters.

10.2

Publicity. Except to the extent required by applicable law or regulation or the rules of any stock exchange or listing agency, Service Provider will not make any public statement or release concerning this Agreement or the transactions contemplated by this Agreement or use Tectonic’s name or the name of any Affiliate of Tectonic in any form of advertising, promotion or publicity, without obtaining the prior written consent of Tectonic.

10.3

Certain Disclosures and Transparency. Service Provider acknowledges that Tectonic and its Affiliates may be required to abide by disclosure laws and certain transparency policies governing their activities including providing reports to the government and to the public concerning financial or other relationships with healthcare providers. Service Provider agrees that Tectonic and its Affiliates may, in their sole discretion, disclose information about this Agreement and about Service Provider’s Services including those relating to healthcare providers and any compensation paid to healthcare providers pursuant to this Agreement. Service Provider agrees to promptly supply information reasonably requested by Tectonic for disclosure purposes. To the extent that Service Provider is independently obligated to disclose specific information concerning Services relating to healthcare providers and compensation paid to healthcare providers pursuant to this Agreement, Service Provider will make timely and accurate required disclosures.

10.4

Notices. All notices must be in writing and sent to the address for the recipient set forth in this Agreement or at such other address as the recipient may specify in writing under this procedure. Communications and notices to Tectonic will be marked [***]. Communications and notices to Service Provider will be marked [***]. All notices must be given (a) by personal delivery, with receipt acknowledged; or (b) by prepaid certified or registered mail, return receipt requested; or (c) by prepaid recognized express delivery service. Notices will be effective upon receipt or at a later date stated in the notice.

10.5

Assignment. Except as expressly provided in Section 2.3, Service Provider may not assign, delegate or transfer its obligations under this Agreement, in whole or in part, without the prior written consent of Tectonic, and any attempted assignment, delegation or transfer by Service Provider without such consent will be void. Tectonic may assign, delegate or transfer this Agreement in whole or in part without consent of Service Provider. No assignment, delegation or transfer will relieve either party of the performance of any accrued obligation that such party may then have under this Agreement.

10.6

Entire Agreement. This Agreement, together with the attached Appendix A and any fully- signed Statements of Work, each of which are incorporated into this Agreement, constitute the entire agreement between the parties with respect to the specific subject matter of this Agreement and all prior agreements, oral or written, including CDA, with respect to such subject matter are superseded. Each party confirms that it is not relying on any representations or warranties of the other party except as specifically set forth in this Agreement. If there is any conflict, discrepancy or inconsistency between the terms of this Agreement and any Statement of Work, purchase order or other form used by the parties, the terms of this Agreement will control.

10.7	No Modification. This Agreement (including Statement(s) of Work) may be changed only by a writing signed by authorized representatives of each party.

10.8

Severability; Reformation. Each provision in this Agreement is independent and severable from the others, and no provision will be rendered unenforceable because any other provision is found by a proper authority to be invalid or unenforceable in whole or in part. If any provision of this Agreement is found by such an authority to be invalid or unenforceable in whole or in part, such provision will be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision and the intent of the parties, within the limits of applicable law.

10.9

Governing Law. This Agreement and any disputes arising out of or relating to this Agreement will be governed by, construed and interpreted in accordance with the internal laws of the Commonwealth of Massachusetts, without regard to any choice of law principle that would require the application of the law of another jurisdiction. The parties expressly reject any application to this Agreement of (a) the United Nations Convention on Contracts for the International Sale of Goods; and (b) the 1974 Convention on the Limitation Period in the International Sale of Goods, as amended by that certain Protocol, done at Vienna on April 11, 1980.

10.10

Jurisdiction; Venue. Any legal action or proceeding concerning the validity, interpretation and enforcement of this Agreement, matters arising out of or related to this Agreement or its making, performance or breach, or related matters will be brought exclusively in the courts of the Commonwealth of Massachusetts in the County of Middlesex or of the United States of America for the District of Massachusetts. All parties consent to the exclusive jurisdiction of those courts and waive any objection to the propriety or convenience of such venues.

10.11

Waivers. Any delay in enforcing a party’s rights under this Agreement, or any waiver as to a particular default or other matter, will not constitute a waiver of such party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written waiver relating to a particular matter for a particular period of time signed by an authorized representative of the waiving party, as applicable.

10.12

No Strict Construction; Headings; Interpretation. This Agreement has been prepared jointly and will not be strictly construed against either party. The Section headings are included solely for convenience of reference and will not control or affect the meaning or interpretation of any of the provisions of this Agreement. The words “include”, “includes” and “including” when used in this Agreement (and any Statement(s) of Work) are deemed to be followed by the phrase “but not limited to”.

10.13

Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which together will constitute one and the same instrument. A portable document format (“.pdf”) copy of this Agreement, including signature pages, will be deemed an original.

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IN WITNESS WHEREOF, each party has caused this Agreement to be executed by its duly authorized representative as of the Effective Date.

TECTONIC THERAPEUTIC, INC.	ITR LABORATORIES CANADA INC.

By: [***]	By: [***]

Print Name: [***]	Print Name: [***]

Title: [***]	Title: [***]

APPENDIX A

SAMPLE STATEMENT OF WORK

[***]

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